Exhibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


FOR IMMEDIATE RELEASE                     Contact:  Russell Cole
December 18, 2006                         The First National Bank of Ipswich
                                          (978) 356-8157


            FIRST IPSWICH BANCORP CONTINUES POSITIVE STRATEGIC MOVES

Ipswich, MA - December 18, 2006 - First Ipswich Bancorp (OTC: FIWC) (the "Company"), the bank holding company for The First National Bank of Ipswich ("FNBI"), today announced continuing progress in its effort to further increase revenues, with the goal of growing profitably by the end of the year.

Russ Cole, President and CEO of the Company and the Bank, stated that "There are some 209 Banks and 246 Credit Unions in Massachusetts, of all sizes. Whether owned domestically or internationally, all banks provide the familiar, basic banking products and services. At The First National Bank of Ipswich, we differentiate ourselves by providing our customers with superior service that exceeds expectations and ensures financial integrity. This commitment, to serve our customers, is the most fundamental attribute that will make us successful in an increasingly competitive environment."

"As part of our long term strategic plan we have taken a number of steps this year to increase the bank's efficiency. We have restructured staff levels, addressed our capital ratios and remodeled our security holdings. We hope to identify additional strategic steps that further increase our earnings. Our hope is that the fourth quarter will show the favorable results of all of these efforts."

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Commenting on these efforts, Tim Felter, Chief Financial Officer of the holding company and FNBI, added "While we cannot currently predict earnings for the fourth quarter, we are confident that the initiatives currently underway will have a strong positive impact. We will continue to work on rationalizing certain of the Bank's business lines so that we can put the Bank in the best possible condition for future earnings growth. The First National Bank of Ipswich is devoted to serving its customers. We work very hard to meet our customers' needs. The commitment of the FNBI family to addressing the needs of its customers is its best asset."

The First National Bank of Ipswich "FNBI was established in 1892. FNBI is the wholly-owned subsidiary of the First Ipswich Bancorp (OTC: FIWC). FNBI is headquartered in Ipswich, Massachusetts and additional information on FNBI can be found on our website at www.fnbi.com.


This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "intends," "believes", "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements. Investors should be cautious in relying on such statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, statements regarding new business strategies, the Bank's ability to comply with regulatory requirements, and those set forth in our most recent annual report on Form 10-KSB and quarterly report on Form 10-QSB, and other factors detailed from time to time in our filings with the Securities and Exchange Commission (the "SEC"). The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of the Company with the SEC.



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